Adamis Pharmaceuticals Corporation 8-K

Exhibit 99.1

Adamis Pharmaceuticals Announces Distribution and Commercialization Agreement for Symjepi

SAN DIEGO, CA --(July 1, 2018)- Adamis Pharmaceuticals Corporation (NASDAQ: ADMP) (“Adamis”) announced today that it has entered into an exclusive distribution and commercialization agreement with Sandoz Inc. (“Sandoz”), a division of the Novartis Group, to commercialize Adamis’ Symjepi™ product for the emergency treatment of allergic reactions (Type I) including anaphylaxis.

Under the terms of the agreement, Sandoz will obtain the United States commercial rights to Symjepi in exchange for an upfront fee and performance-based milestones payments. Additionally, Adamis and Sandoz will equally share net profits, as defined in the agreement, generated from sales of Symjepi in the U.S. As part of the agreement, Sandoz will have commercial rights to the FDA-approved Symjepi (epinephrine) Injection 0.3mg product, as well as the Symjepi (epinephrine) Injection 0.15mg product if approved by the FDA. Under the agreement, Adamis will retain the right to commercialize both products in territories outside of the U.S., but has granted Sandoz the first right of negotiation for such territories. Adamis may also continue to develop the Symject injection platform for additional product candidates including the previously announced naloxone product candidate being developed to treat opioid overdose.

Dr. Dennis J. Carlo, President and CEO of Adamis, stated, “We are very excited about our collaboration with Sandoz. They are among the top pharmaceutical companies in the world and we believe they have the commercial presence and proven track record to maximize the value of Symjepi. We believe the financial terms of this agreement have the potential to bring meaningful recurring revenue to Adamis and we look forward to growing, and possibly expanding, this partnership with Sandoz based on the future success of Symjepi in the market.”

Jefferies LLC acted as the sole advisor to Adamis in connection with this transaction. Additional information concerning the agreement and the transaction is contained in a report on Form 8-K filed by the company with the Securities and Exchange Commission.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company focused on developing and commercializing products in the therapeutic areas of respiratory disease and allergy. The company’s Symjepi (epinephrine) Injection 0.3mg, was approved for use in the emergency treatment of acute allergic reactions, including anaphylaxis, and its Symjepi (epinephrine) Injection 0.15mg product is undergoing FDA review. Adamis’ product pipeline includes HFA metered dose inhaler and dry powder inhaler products for the treatment of bronchospasm and asthma. The Company’s U.S. Compounding, Inc. (USC) subsidiary compounds sterile prescription drugs, and certain nonsterile drugs for human and veterinary use, to patients, physician clinics, hospitals, surgery centers and other clients throughout most of the United States.

About Jefferies LLC

Jefferies, the world's only independent full-service global investment banking firm focused on serving clients for over 50 years, is a leader in providing insight, expertise and execution to investors, companies and governments. The firm has the largest healthcare investment banking team in the world and provides a full range of investment banking, sales, trading, research and strategy across the spectrum of equities, fixed income and foreign exchange, as well as wealth management, in the Americas, Europe and Asia. Jefferies Group LLC is a wholly-owned subsidiary of Leucadia National Corporation (NYSE: LUK), a diversified holding company.

Adamis Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future results of operations, including, but not limited to the following statements: the company's beliefs concerning the ability of its Symjepi (epinephrine) Injection 0.3mg product and other product candidates to compete successfully in the market; the company's beliefs concerning the safety and effectiveness of its product candidates; milestone payments and other amounts that the company may receive pursuant to its agreement with Sandoz; future revenues expected from any of its product candidates; whether the FDA will approve the company’s Symjepi (epinephrine) Injection 0.15mg product; and possible future additional agreements with Sandoz. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Adamis' actual results to be materially different from these forward-looking statements. There can be no assurances that the company will receive any future milestone payments or concerning the amount of net profit payments or future revenues that the company may receive in the future pursuant to its agreement with Sandoz, that the FDA will approve the company’s supplemental NDA relating to the Symjepi (epinephrine) Injection 0.15mg product candidate, that any of the company’s products and product candidates will be commercially successful if introduced, or that the company will enter into any future agreements or collaborations with Sandoz concerning any other company products or product candidates. Certain of these risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC's web site at http://www.sec.gov. Except to the extent required by law, Adamis expressly disclaims any obligation to update any forward-looking statements.

Contacts:

Adamis Investors:

Mark Flather
Senior Director, Investor Relations

& Corporate Communications
(858) 412-7951

mflather@adamispharma.com